Exhibit 99.1

ARMORED AUTOGROUP ACQUIRES IDQ FROM KINDERHOOK

Danbury, CT, and Garland, TX, March 17, 2014 — Armored AutoGroup Parent Inc. (“Armored AutoGroup”), a leading manufacturer of car care products primarily under the Armor All® and STP® brands, today announced that it has acquired IDQ Acquisition Corp. (“IDQ”). IDQ is the leading manufacturer of do-it-yourself air conditioner recharge products and was previously owned by an affiliate of Kinderhook Industries, LLC. Armored AutoGroup is controlled by Avista Capital Partners. Financial terms of the transaction were not disclosed.

IDQ products include air conditioning recharge and retrofit kits, premium refrigerant blends, specialty chemicals, straight refrigerants and a wide range of complementary do-it-yourself and professional-use items. IDQ products are branded under labels including A/C PRO®, Arctic Freeze®, Sub Zero® and Super Seal Stop Leak® and are sold through approximately 25,000 retail stores.

In connection with the transaction, Dave Lundstedt, who has served as Chairman and CEO of Armored AutoGroup since its separation from Clorox in 2010, will be named Chairman of the combined business and Michael Klein, CEO of IDQ, will be named CEO. Guy Andrysick, Executive Vice President of Armored AutoGroup, will be Executive Vice President of Global Sales & Marketing of the combined business. Gerry Rooney, Chief Financial Officer of IDQ, will serve as Executive Vice President of Operations and lead integration efforts. Andy Bolt, Executive Vice President and Chief Financial Officer of Armored AutoGroup, will serve as Executive Vice President and CFO of the combined business. All management changes are effective March 24.

Michael Klein, incoming CEO of Armored AutoGroup, said, “I am thrilled to have the opportunity to lead the combined Armored AutoGroup and IDQ. The unified company is well-positioned to deliver value to our customers, employees and financial stakeholders through our industry-leading product portfolio, including the iconic Armor All® and STP® brands as well as A/C PRO®, Arctic Freeze® and Sub Zero®. Leveraging Armored AutoGroup’s international infrastructure will help to drive actionable, near-term growth opportunities for IDQ’s products. As we begin to execute upon our growth strategy for the combined business, I am grateful to have the benefit of Dave Lundstedt’s counsel, given his long history of success in the automotive aftermarket industry.”

Dave Lundstedt, Chairman of Armored AutoGroup, said, “We are very excited to be adding the IDQ team to the Armored AutoGroup family. IDQ’s unique products offer consumers tremendous value compared to having a mechanic perform an air conditioning recharge. IDQ’s leadership in the air conditioning recharge category is a perfect complement to our strength in the appearance and performance chemical categories. Michael Klein is an outstanding leader, and I look forward to working with him to help the combined business achieve its full potential.”

David Burgstahler, Partner and President of Avista, and David Durkin, Partner of Avista, said, “This transaction represents another important step toward realizing our vision for Armored AutoGroup by creating one of the largest and best-positioned consumer products companies in the automotive aftermarket. We look forward to partnering with Michael Klein to achieve our shared objectives for the future and are grateful for Dave Lundstedt’s continued involvement with the company.”

Chris Michalik and Tom Tuttle, Managing Directors at Kinderhook, said “Kinderhook is very proud of the accomplishments of IDQ’s management team and employees, led by Michael Klein and Gerry Rooney, during our partnership with them, and we expect the company to continue to flourish as part of Armored AutoGroup. The sale of IDQ illustrates Kinderhook’s investment strategy of partnering with strong management teams to build successful companies that attract high-quality strategic buyers.”

JPMorgan and BTG Pactual advised Armored AutoGroup on the transaction. Jefferies advised IDQ on the transaction and served as solicitation agent in connection with the solicitation of consents from holders of IDQ’s existing bonds, which will remain outstanding following the transaction.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

The information herein may contain forward-looking statements including, without limitation, statements concerning our operations, our economic performance and financial condition.  Forward-looking statements are not historical facts, but only predictions and generally can be identified by use of statements that include such words as “may”, “might”, “will”, “should”, “estimate”, “project”, “plan”, “anticipate”, “expect”, “intend”, “outlook”, “believe” and other similar expressions that are intended to identify forward-looking statements and information. These forward-looking statements are based on estimates and assumptions by our management that, although we believe to be reasonable, are inherently uncertain and subject to a number of risks and uncertainties. These risks and uncertainties include, without limitation, those identified under “Risk Factors” in our Form 10-K Annual Report dated April 1, 2013.

The following list represents some, but not necessarily all, of the factors that could cause actual results to differ from historical results or those anticipated or predicted by these forward-looking statements:  our inability to implement our business strategy in a timely and effective manner; our ability to integrate acquired businesses successfully; global market and economic conditions; competition from other companies; the loss of significant customers or customer relations; our reliance on complex information systems; the cost of capital expenditures required for our businesses; levels of customers’ advertising and marketing spending, which may be impacted by economic factors and general market conditions; developments in technology and related changes in consumer behavior;  fluctuations in raw material prices; our substantial indebtedness and our ability to service our debt;  fluctuations in currency exchange rates; unfavorable political conditions in international markets and risks relating to concentrations in international operations; our reliance on a limited number of suppliers; the seasonality of our business; the reliance of our businesses on limited production facilities; labor disturbances; environmental obligations and liabilities; an adverse outcome of pending or threatened litigation; the enforcement of intellectual property rights and the impact of changes in applicable law and regulations.

We caution you that the foregoing list of important factors is not exclusive.  In addition, in light of these risks and uncertainties, the matters referred to in the forward-looking statements may not in fact occur.  Forward-looking statements speak only as of the date they are made, and we undertake no obligation to update publicly or revise any of them in light of new information, future events or otherwise, except as required by law.  Comparison of results for current and prior periods are not intended to express any future trends or indications of future performance, unless expressed as such, and should only be viewed as historical data.

Contacts:

James David and Michele Masiello

Kekst and Company

212-521-4800

James-David@kekst.com and Michele-Masiello@kekst.com